Princeton National Bancorp, Inc. Announces 2006 Results
PRINCETON, Illinois — January 29, 2007 — Princeton National Bancorp, Inc. (NASDAQ: PNBC)
Tony J. Sorcic, President & CEO, announced today, “Princeton National Bancorp, Inc. had a good year in 2006. There was strong growth in loans, deposits and the investment portfolio. Diluted earnings per share in the 4th quarter increased for the second quarter in a row. As reported previously, the Company opened a new office in Aurora, Illinois in May 2006 and on November 1, 2006 announced it had signed a definitive agreement to purchase the Plainfield office of HomeStar Bank, Manteno, Illinois. In August of 2006, the Subsidiary Bank began an expansion project on the Hampshire office. The project includes adding offices, a teller work area, and enlarging the vault and safe deposit area. The basement is also being finished to include a community room which will be available for community meetings. During 2006, the Company increased its market share in all communities served by the Subsidiary Bank. The staff continues to focus on being the “Bank of Choice”.”
Sorcic continued, “Princeton National Bancorp, Inc. reached record level total assets of $1.032 billion as of December 31, 2006. This represents growth of 9.2% when compared to assets at December 31, 2005 of $945.3 million. Since 1995, total assets have increased by over $600 million! This record level of assets has been attained through growth in existing offices, establishing new offices and acquisitions. In the last ten years, the Company has added offices in Hampshire, Huntley, Plano, Aurora, Somonauk, Newark, Sandwich and Millbrook.”
Sorcic concluded, “The Company experienced a $47.7 million increase in total loans over the last twelve months. In the first half of 2006, the Company sold $19.4 million in adjustable rate mortgages and the funds received were used to finance higher-yielding commercial loans. The Subsidiary Bank was able to replace these loans, while growing an additional $47.7 million. The Company’s loan portfolio continues to be high-quality and experienced minimal loan charge-offs during the year. The non-performing loans represent .62% of the total loan portfolio at December 31, 2006, compared to .66% at December 31, 2005.”
While other mortgage providers experienced a decrease in volume in 2006, the Subsidiary Bank closed $102 million in residential mortgage loans, up from $85 million for the year 2005. The Subsidiary Bank currently services $359.3 million in mortgage loans. During 2006, mortgage banking revenue was $755,000.
The Company ended 2006 with total deposits and repurchase agreements of $913.2 million, an increase of 10.3% from year-end 2005. This increase occurred in checking, time deposit, repurchase agreements and money market accounts.

Although Princeton National Bancorp, Inc.’s income continues to be negatively impacted by the net interest margin, the Company generated consistent results throughout 2006. The first quarter net income totaled $1,650,000, the second quarter totaled $1,581,000, the third quarter totaled $1,607,000 and the fourth quarter totaled $1,650,000, resulting in net income for the year of $6,488,000. This represents a 14.3% decrease from 2005’s net income of $7,574,000. Diluted earnings per share for 2006 were $1.91, down 19.4% from the 2005 diluted earnings per share of $2.37. However, an increase in diluted earnings per share over the prior quarter was experienced in the third and four quarters of 2006. Diluted earnings per share totaled $.49 for the first quarter, $.46 in the second quarter, $.47 in the third quarter and $.49 in the fourth quarter. The return on average equity for 2006 was 10.07%, compared to 13.43% in 2005. The Subsidiary Bank continues to meet expectations on non-interest income and non-interest expense. However, the compressed net interest margin, due to the flat yield curve, continues to negatively impact net income.
Non-interest income increased $1,405,000 in 2006 to $10,245,000 compared to $8,840,000 in 2005. Service charges on deposits increased $787,000. Early in 2006, the Subsidiary Bank increased its focus on the sale of Credit Life & Disability Insurance, which resulted in an $86,000 increase in commissions earned. Check card transactions increased during 2006, which generated $131,000 in additional fee income. The sale of Farm Management to Hertz Farm Management generated a gain of $64,000 (after tax). Increases were also experienced in brokerage income, and income from bank-owned life insurance. The Company’s non-interest income exceeded 1% of average assets for the year 2006.
In April 2006, the Company announced a 100,000 share stock repurchase program. The Company has purchased 60,000 shares under the plan at an average price of $33.73 per share. Since 1997, the Company has repurchased 1,294,271 shares of common stock through stock repurchase programs.
Net income for the fourth quarter of 2006 totaled $1,650,000, diluted earnings per share totaled $.49, total non-interest income was $2,532,000 and the return on average equity was 9.92%. Diluted earnings per share increased 4.3% from the third quarter of 2006 and 6.5% from the second quarter.
The stock price reached a record high of $35.45 during 2006 and closed the year at $32.55.
For additional financial information, please refer to the attached December 31, 2006 financial statements for Princeton National Bancorp, Inc. You may also visit our website at www.pnbc-inc.com to obtain financial information, as well as press releases, stock prices and information on the Company.
The Company offers shareholders the opportunity to participate in the Princeton National Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan. The Company also offers electronic direct deposit of dividends. To obtain information about the stock purchase plan or electronic direct deposit, please contact us at 815-875-4445, extension 650.

The Company has set its annual meeting date for April 24, 2007 at 10:00 A.M. at The Galleria Convention Center in Princeton, Illinois. The record date for the Annual Meeting will be February 26, 2007.
Princeton National Bancorp, Inc. is the parent holding company of Citizens First National Bank, a $1.032 billion community bank with strategic locations in 7 counties in northern Illinois. The Company is well-positioned in the high growth counties of Kendall, Kane, Grundy, DeKalb and LaSalle plus Bureau and Marshall. Communities include: Aurora, DePue, Genoa, Hampshire, Henry, Huntley, Millbrook, Minooka, Newark, Oglesby, Peru, Plano, Princeton, Sandwich, Somonauk and Spring Valley. The Subsidiary Bank, Citizens First National Bank, provides financial services to meet the needs of individuals, businesses and public entities.
This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. These forward-looking statements are identified by the use of words such as 1) believes, 2) anticipates, 3) estimates, 4) expects, 5) projects or similar words. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. The figures included in this press release are unaudited and may vary from the audited results.

Inquiries should be directed to:	Lou Ann Birkey, Vice President — Investor Relations, Princeton National Bancorp, Inc. (815) 875-4444, E-Mail address: pnbc@citizens1st.com

CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share data)

	December 31,
	2006	December 31,
	(unaudited)	2005

ASSETS

Cash and due from banks	$33,882	$23,635
Interest-bearing deposits with financial institutions	103	110
Federal funds sold	5,200	0

Total cash and cash equivalents	39,185	23,745

Loans held for sale, at lower of cost or market	4,512	2,587

Investment securities available-for-sale, at fair value	252,467	235,371
Investment securities held-to-maturity, at amortized cost	15,449	16,115

Total investment securities	267,916	251,486

Loans, net of unearned interest	629,472	581,724
Allowance for loan losses	(3,053)	(3,109)

Net loans	626,419	578,615

Premises and equipment, net	28,670	26,412
Bank-owned life insurance	21,470	20,434
Interest receivable	11,139	8,714
Goodwill, net of accumulated amortization	23,029	22,665
Intangible assets, net of accumulated amortization	5,921	6,843
Other real estate owned	0	468
Other assets	3,698	3,294

TOTAL ASSETS	$1,031,959	$945,263

LIABILITIES

Demand deposits	$107,834	$103,622
Interest-bearing demand deposits	231,953	222,675
Savings deposits	116,246	109,491
Time deposits	425,866	362,770

Total deposits	881,899	798,558

Customer repurchase agreements	31,344	29,375
Advances from the Federal Home Loan Bank	6,970	8,346
Interest-bearing demand notes issued to the U.S. Treasury	2,333	2,154
Federal funds purchased	0	1,000
Trust Preferred securities	25,000	25,000
Note payable	8,500	6,700

Total borrowings	74,147	72,575

Other liabilities	9,936	10,986

Total liabilities	965,982	882,119

STOCKHOLDERS’ EQUITY

Common stock	22,391	22,392
Surplus	18,158	16,968
Retained earnings	48,109	45,786
Accumulated other comprehensive loss, net of tax	(338)	(482)
Less: Treasury stock	(22,343)	(21,520)

Total stockholders’ equity	65,977	63,144

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,031,959	$945,263

CAPITAL STATISTICS (UNAUDITED)

YTD average equity to average assets	6.70%	7.21%
Tier 1 leverage capital ratio	6.33%	6.46%
Tier 1 risk-based capital ratio	8.75%	9.26%
Total risk-based capital ratio	9.18%	9.76%
Book value per share	$19.69	$18.87
Closing market price per share	$32.55	$33.25
End of period shares outstanding	3,351,410	3,346,443
End of period treasury shares outstanding	1,126,885	1,131,853

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except share data)

	THREE MONTHS	THREE MONTHS	FOR THE YEAR
	ENDED	ENDED	ENDED	FOR THE YEAR
	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	ENDED
	(unaudited)	(unaudited)	(unaudited)	Dec. 31, 2005

INTEREST INCOME

Interest and fees on loans	$11,365	$9,730	$41,923	$31,339
Interest and dividends on investment securities	3,085	2,607	10,990	8,445
Interest on federal funds sold	142	45	499	120
Interest on interest-bearing time deposits in other banks	37	24	114	67

Total Interest Income	14,629	12,406	53,526	39,971

INTEREST EXPENSE

Interest on deposits	7,107	4,689	23,843	13,787
Interest on borrowings	997	867	3,787	1,939

Total Interest Expense	8,104	5,556	27,630	15,726

Net interest income	6,525	6,850	25,896	24,245
Provision for loan losses	110	0	285	0

Net interest income after provision	6,415	6,850	25,611	24,245

NON-INTEREST INCOME
Trust & farm management fees	309	409	1,467	1,601
Service charges on deposit accounts	1,069	1,032	4,235	3,448
Other service charges	445	454	1,782	1,407
Gain on sales of securities available-for-sale	92	39	250	89
Gain on sale of loans	0	63	90	63
Brokerage fee income	174	193	736	697
Mortgage banking income	220	253	755	780
Bank-owned life insurance	188	160	770	604
Other operating income	35	31	160	151

Total Non-Interest Income	2,532	2,634	10,245	8,840

NON-INTEREST EXPENSE
Salaries and employee benefits	3,940	3,792	15,884	13,400
Occupancy	527	453	1,985	1,558
Equipment expense	795	706	2,933	2,124
Federal insurance assessments	78	65	313	244
Intangible assets amortization	163	139	651	324
Data processing	251	265	1,032	870
Advertising	207	234	841	770
Other operating expense	1,171	1,102	4,696	3,963

Total Non-Interest Expense	7,132	6,756	28,335	23,253

Income before income taxes	1,815	2,728	7,521	9,832
Income tax expense	165	593	1,033	2,258

Net income	$1,650	$2,135	$6,488	$7,574

Net income per share:
BASIC	$0.49	$0.64	$1.93	$2.39
DILUTED	$0.49	$0.63	$1.91	$2.37

Basic weighted average shares outstanding	3,360,033	3,352,420	3,369,567	3,174,321
Diluted weighted average shares outstanding	3,379,394	3,384,678	3,389,765	3,201,154

PERFORMANCE RATIOS (annualized)

Return on average assets	0.65%	0.90%	0.68%	0.97%
Return on average equity	9.92%	13.64%	10.07%	13.43%
Net interest margin (tax-equivalent)	3.16%	3.54%	3.33%	3.73%
Efficiency ratio (tax-equivalent)	73.64%	66.70%	73.36%	66.18%

ASSET QUALITY

Net loan charge-offs	$221	$139	$422	$167
Total non-performing loans	$3,926	$3,825	$3,926	$3,825
Non-performing loans as a % of total loans	0.62%	0.66%	0.62%	0.66%